EXHIBIT 99.2


**BSCMS 2005-TOP20** $2.073Bn Fixed Rate CMBS - **(Priced)**
Co-Lead Bookrunning Managers: Bear Stearns/Morgan Stanley
Rating Agencies: Moodys, Fitch

Structure:                           Px
CL  Size   MDY/FITCH   C/E     A/L   Level  Yield   Price     Coupon  Cusip
A1  126.8   Aaa/AAA   17.000%   2.99  S+11  4.8422  100.2493  4.9400  07387BCG6
A2  189.5   Aaa/AAA   17.000%   4.79  S+22  5.0133  100.5462  5.1270  07387BCH4
A3  176.0   Aaa/AAA   17.000%   6.61  S+35  5.2038  100.2408  5.3032  07387BCJ0
AAB 142.6   Aaa/AAA   17.000%   7.04  S+27  5.1378  100.5489  5.2872  07387BCK7
A4A 955.0   Aaa/AAA   27.000%   9.72  S+27  5.2170  100.2998  5.3032  07387BCL5
A4B 130.8   Aaa/AAA   17.000%   9.90  S+31  5.2626   99.9629  5.3032  07387BCM3
AJ  147.7   Aaa/AAA    9.875%   9.97  S+38  5.3345   99.4170  5.3032  07387BCN1
B    15.6   Aa1/AA+    9.125%  10.04  S+42  5.3766   99.0950  5.3032  07387BCP6
C    20.7   Aa2/AA     8.125%  10.04  S+44  5.3966   98.9438  5.3032  07387BCQ4
D    15.6   Aa3/AA-    7.375%  10.04  S+47  5.4266   98.7177  5.3032  07387BCR2
E    28.5   A2/A       6.000%  10.04  S+53  5.4866   98.2673  5.3032  07387BCS0
*F   18.1   A3/A-      5.125%  10.04  S+65  5.6066   97.3740  5.3032  07387BBF9
*G   18.1   Baa1/BBB+  4.250%  10.04  S+87  5.8266   95.7623  5.3032  07387BBG7
*H   23.3   Baa2/BBB   3.125%  10.09  S+105 6.0082   94.4484  5.3032  07387BBH5
*J   18.1   Baa3/BBB-  2.250%  10.78  S+155 6.5278   90.5518  5.3032  07387BBJ1
*   Subject to Rule 144A

Details:
- The Coupon for Classes AAB, A4A, A4B, AJ, B, C, D, E, F, G, H, and J are Initial Only
-  Settlement:  10/28/05
-  First Payment Date: 11/12/05
-  Rated Final Distribution Date: October, 2042

This information has been prepared solely for information purposes and is not an offer to buy or sell or solicitation of an offer to buy or sell any security or instrument or to participate in any trading strategy. No representation or warranty can be given that any future offer of securities will conform to the terms hereof. If any such offer of securities is made, it will be made pursuant to a definitive Prospectus and Prospectus Supplement, prepared by the Depositor, which will contain material information not contained herein and to which prospective purchasers are referred. In the event of any such offering, this information shall be deemed superseded in its entirety by such Prospectus and Prospectus Supplement. Any decision to invest in such securities should be made only after reviewing such Prospectus and Prospectus Supplement. The Information is provided solely by Bear, Stearns & Co. Inc. and Morgan Stanley & Co. Incorporated (the "Underwriters") not as agent for any issuer, and although it may be based on data supplied to it by an issuer, the issuer has not participated in its preparation. This information should only be considered after reading the Statement Regarding Assumptions as to Securities, Pricing Estimates, and Other Information (the "Statement"). Do not use or rely on this information if you have not received the Statement. You may obtain a copy of the Statement from your sales representative.